                                                                Exhibit 21.1

                         Subsidiaries of the Registrant

                                      Jurisdiction of Incorporation or
Subsidiaries of NN, Inc.                        Organization

The Delta Rubber Company                        Connecticut

Industrial Molding GP, LLC                      Delaware

Industrial Molding LP, LLC                      Tennessee

Industrial Molding Group, L.P.                  Tennessee

NN Euroball ApS                                 Denmark

Kugelfertigung Eltmann GmbH                     Germany

Euroball S.p.A.                                 Italy

NN Euroball Ireland, Ltd.                       Ireland

NN Mexico, LLC                                  Delaware

NN Arte S. De R.L. De D.V.                      Mexico

NN Netherlands B.V.                             The Netherlands